Exhibit 5.1

[Letterhead of American Equity Investment Life Holding Company]

June 17, 2020

American Equity Investment Life Holding Company
6000 Westown Parkway
West Des Moines, Iowa 50266

Re:	American Equity Investment Life Holding Company—Offering of 12,000,000 Depositary Shares, Each Representing a 1/1,000th Interest in a Share of
6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Corporate Secretary of American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and have acted as counsel to the Company in connection with the public offering by the Company of 12,000,000 depositary shares (the “Depositary Shares”), representing 12,000 shares (the “Preferred Shares”) of the Company’s 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B, par value $1.00 and $25,000 liquidation preference per share. On June 10, 2020, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, BofA Securities, Inc., RBC Capital Markets, LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Depositary Shares. The Preferred Shares are to be deposited with Computershare Inc. and Computershare Trust Company, N.A. (“Computershare Trust”), acting jointly as depositary (the “Depositary”), pursuant to the Deposit Agreement, dated June 17, 2020 (the “Deposit Agreement”), among the Company, the Depositary, the other parties thereto and the holders from time to time of receipts issued under the Deposit Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, I have examined and relied upon the following:

(a)  the registration statement on Form S-3ASR (File No. 333-233544) of the Company relating to preferred stock, depositary shares and other securities of the Company filed on August 30, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations;

(b) the prospectus, dated August 30, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated June 10, 2020 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the prospectus supplement, dated June 10, 2020 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement;

(f) an executed certificate evidencing the Preferred Shares registered in the name of Computershare Trust (the “Preferred Stock Certificate”);

(g) the Articles of Incorporation of the Company, as amended to date and in effect on the date hereof;

(h) the Third Amended and Restated Bylaws of the Company, as in effect on the date hereof; and

(i) certain resolutions of the Board of Directors of the Company and the Executive Committee thereof, adopted on June 3, 2020 and June 10, 2020, respectively.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion stated below.

In my examination, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such documents. As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Underwriting Agreement.

I do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of Iowa that, in my experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement and the Deposit Agreement. I am a member of the Bar in the State of Iowa.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the Iowa Business Corporation Act and, when the Preferred Stock Certificate is duly executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. I also hereby consent to the inclusion of my name under the heading “Legal Matters” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Renee D. Montz

Renee D. Montz
Executive Vice President, General Counsel and Corporate Secretary